SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

McAfee, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

2005 NOTICE OF ANNUAL
STOCKHOLDERS’ MEETING
AND PROXY STATEMENT
May 25, 2005
10:00 a.m.
Millennium Hotel
Broadway
145 West 44th Street
New York, New York 10036

MCAFEE, INC.
3965 FREEDOM CIRCLE
SANTA CLARA, CALIFORNIA 95054
April 11, 2005
Dear McAfee Stockholder:
      You are cordially invited to join us at the annual meeting of stockholders of McAfee on May 25, 2005.
      It is important that your shares are represented and voted at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage-paid envelope or vote by telephone or the Internet by following the instructions on the proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting.
      On behalf of the board of directors, I would like to thank you for your continued interest in McAfee. I look forward to seeing you at the annual meeting.

Sincerely,

George Samenuk
Chairman of the Board and
Chief Executive Officer

MCAFEE, INC.
3965 FREEDOM CIRCLE
SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 25, 2005

       The Annual Meeting of Stockholders of McAfee, Inc. will be held on Wednesday, May 25, 2005, at 10:00 a.m. Eastern Daylight Time at the Millennium Hotel Broadway, 145 West 44th Street, New York, New York 10036, for the following purposes:

1. To elect two directors for three-year terms;

2. To amend our 1997 Stock Incentive Plan;

3. To amend our 2002 Employee Stock Purchase Plan;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2005; and

5. To transact any other business as may properly come before the meeting.
      Only stockholders owning our shares at the close of business on April 1, 2005 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

By order of the Board of Directors,

Kent H. Roberts
Secretary
Santa Clara, California
April 11, 2005

MCAFEE, INC.
3965 Freedom Circle
Santa Clara, California 95054
      The accompanying proxy is solicited by our board of directors for use at the 2005 Annual Meeting of Stockholders to be held May 25, 2005 at the Millennium Hotel Broadway, 145 West 44th Street, New York, New York 10036, or any adjournment thereof. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
      Your proxy is solicited by our board of directors. The cost of soliciting proxies will be borne by us and we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to you. We may use the services of our officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. We have engaged the firm of Georgeson Shareholder Communications, Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Shareholder Communications, Inc. a fee of $11,000 plus expenses for these services.
      In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests in writing should be sent to McAfee, Inc., Attention: Corporate Secretary, 5000 Headquarters Drive, Plano, Texas 75024. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.
      These proxy solicitation materials were mailed to all stockholders entitled to vote at the Annual Meeting on or about April 13, 2005.
VOTING INFORMATION
      Who may vote? You may vote if you own shares of our stock at the close of business on April 1, 2005 (the “record date”). As of the record date, there were 162,631,969 shares outstanding.
      Can I revoke my proxy? Yes. If you are a stockholder whose shares are registered in your name, your proxy may be revoked at any time by:

•	delivering to our secretary a written notice of revocation before the meeting;

•	executing a proxy bearing a later date; or

•	attending the annual meeting and voting in person.
      If your shares are held in “street name” (through a broker, bank or other nominee), you cannot revoke your proxy and will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder (your broker, bank or other nominee).
      What vote is required to pass an item of business? The holders of a majority of our outstanding stock, as of the record date, must be present in person or by proxy to transact business at the meeting. Abstentions and broker non-votes will be counted for quorum purposes, but will not affect voting results. Directors receiving the most votes will be elected. All other proposals require the affirmative vote of a majority of the shares of stock present or represented and voted at the meeting.
      What is the deadline for making stockholder proposals for next year’s meeting? Stockholders who wish to present proposals at our 2006 annual meeting must submit their proposals in accordance with our bylaws and be received by us no later than January 28, 2006 in order to be:

•	considered for inclusion in the proxy statement and form of proxy relating to that meeting; and

•	considered at the meeting.
      Stockholder proposals must be delivered to us at our offices at 5000 Headquarters Drive, Plano, Texas 75024, attention: Corporate Secretary.

PROPOSALS TO BE VOTED ON
Proposal No. 1 — Election of Directors
      The nominees for election at the annual meeting are Mr. Robert Bucknam and Ms. Liane Wilson. Mr. Bucknam and Ms. Wilson are Class I directors. If elected, Mr. Bucknam and Ms. Wilson will each serve as directors until the annual meeting in 2008. The nominees receiving the highest number of affirmative votes of the shares will be elected as Class I directors.
      Ms. Wilson has previously been elected to the board as a Class I director by our stockholders. Mr. Bucknam was first elected as a Class I director by the board in May 2003 to fill a vacancy. He was brought to the attention of the governance and nominations committee by a third party search firm. The board retained the search firm to help the governance and nominations committee identify and evaluate potential candidates. Following a process whereby the search firm helped the governance and nominations committee narrow the list of potential board candidates, Mr. Bucknam was interviewed by our chairman, our board of directors and members of management. Following these interviews, the governance and nominations committee recommended Mr. Bucknam to the board as its preferred candidate; the board accepted the recommendation and Mr. Bucknam was elected as a Class I director.
      The board of directors recommends that you vote “for” Mr. Bucknam and Ms. Wilson.
Proposal No. 2 — Amendment to the 1997 Stock Incentive Plan
      We believe that stock options are an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. The 1997 Stock Incentive Plan is intended to offer a significant incentive by allowing employees to purchase our common stock. With certain exceptions, options to purchase our common stock are granted under our 1997 Stock Incentive Plan at a price equal to the fair market value on the date stock options are granted, and only become valuable if the price of our common stock increases over time and as the options vest.
      Currently, a maximum of 32.48 million shares may be granted under the 1997 Stock Incentive Plan. As of March 31, 2005, 27,589,550 million shares had been granted and 4,885,450 million shares remained available for grant.
      The amendment would increase the number of shares issuable under the 1997 Stock Incentive Plan by 6.0 million shares, bringing the total that may be granted under the 1997 Incentive Plan to 38.48 million shares. As of March 31, 2005, no benefits or amounts relating to the additional 6.0 million shares have been received by, or allocated to, any individuals.
      The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.
      The board of directors recommends a vote “for” the amendment to the 1997 Stock Incentive Plan.
      If you would like more information about the 1997 Stock Incentive Plan, a summary of its terms is included in Appendix A to this proxy statement.
Proposal No. 3 — Amendment to the 2002 Employee Stock Purchase Plan
      We believe that providing our employees with the opportunity to purchase shares of our common stock is also an important factor in attracting, motivating, and retaining qualified personnel who are essential to our success. Our 2002 Employee Stock Purchase Plan is intended to offer a significant incentive by allowing employees to purchase our common stock. Employees are allowed to purchase our common stock under our 2002 Employee Stock Purchase Plan at a price equal to 85% of the lower of the fair market value on either the opening or closing date of the respective purchase period.
      Currently, a maximum of 4.0 million shares may be issued under our 2002 Employee Stock Purchase Plan. As of April 1, 2005, 2,776,640 million shares had been issued and 1,223,360 million shares remained available for issuance.

      The amendment would increase the number of shares issuable under the 2002 Employee Stock Purchase Plan by 1.0 million shares, bringing the total that may be granted under the 2002 Employee Stock Purchase Plan to 5.0 million shares.
      The affirmative vote of the holders of a majority of the shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.
      The board of directors recommends a vote “for” the amendment to the 2002 Employee Stock Purchase Plan.
      If you would like more information about the 2002 Employee Stock Purchase Plan, a summary of its terms is included in Appendix B to this proxy statement.
Proposal No. 4 — Ratification of Independent Public Accountants
      The audit committee of our board of directors has selected Deloitte & Touche LLP (“Deloitte”) an independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2005. This selection is being presented to the stockholders for ratification at the meeting. A representative of Deloitte is expected to attend the annual meeting in order to respond to questions from stockholders and will have the opportunity to make a statement.
Audit Fees
      For the fiscal years ending December 31, 2004 and 2003, our independent accountants were Deloitte and PriceWaterhouseCoopers LLP (“PwC”), respectively. Audit fees billed to us related to our 2004 fiscal year for the audit of our consolidated annual financial statements, the audit of management’s assessment of our internal control over financial reporting and Deloitte’s own audit of our internal control over financial reporting, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, statutory audits for foreign entities and securities filings totaled $6,002,000, including $5,927,000 from Deloitte, and $75,000 from PwC. Audit fees billed to us by PwC during our 2003 fiscal year for the audit of our consolidated annual financial statements, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, statutory audits for foreign entities and securities filings totaled $7,116,728. Audit fees billed to us by PwC during 2003 include $5,130,928 relating to the restatement of our financial results for the years 1998 though 2001
Audit Related Fees
      Fees billed to us by Deloitte and PwC related to our 2004 fiscal year for assurance services and services related to our audits and reviews of our consolidated financial statements which are not considered audit fees totaled $441,000, including $136,000 from Deloitte and $305,000 from PwC. These fees included amounts paid for consulting on accounting matters. Fees billed to us by PwC during our 2003 fiscal year for assurance services and services related to our audits and reviews of our consolidated financial statements which are not considered audit fees totaled $454,257. These fees included amounts paid for consulting on accounting matters.
Tax Fees
      Fees billed to us related to our 2004 fiscal year for tax related services, including compliance, planning and tax advice, totaled $2,211,000, including $2,168,000 from Deloitte and $43,000 from PwC. Fees billed to us by PwC during our 2003 fiscal year for tax related services, including compliance, planning and tax advice, totaled $493,690.
All Other Fees
      Other than as described above, no other fees were billed to us by Deloitte or PwC during our 2004 or 2003 fiscal years.

      Our audit committee charter includes a requirement that the audit committee of the board of directors pre-approve the services provided by our independent public accountants, including both audit and non-audit services. The pre-approval of non-audit services performed by our independent public accountants includes making a determination that the provision of the services is compatible with maintaining the independence of our independent accountants. All of the services performed by Deloitte and PwC described above under the captions “Audit Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by our audit committee.
      The board of directors recommends a vote “for” ratification of the appointment of Deloitte & Touche LLP as our independent accountants.
Independent Public Accountants
      On March 11, 2004, we reported in a Form 8-K that the audit committee of the board of directors approved the engagement of Deloitte as our independent public accountants for the fiscal year ending December 31, 2004, replacing PwC. We formally terminated our relationship with PwC on March 9, 2004 and the audit committee authorized, effective March 10, 2004, the engagement of Deloitte as our independent accountants. The audit reports of PwC on our consolidated financial statements as of and for the years ended December 31, 2003 and 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Except as may be related to the events described in the paragraph below, during the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, there were no reportable events requiring disclosure pursuant to Section 229.304(a)(1)(v) of Regulation S-K. During the two fiscal years ended December 31, 2003 and 2002 and during the subsequent interim period through March 10, 2004, neither we nor anyone on our behalf consulted Deloitte regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our company’s consolidated financial statements, nor has Deloitte provided to us a written report or oral advice regarding such principles or audit opinion.
      As more fully described in our 2003 Form 10-K and Form 8-K filed with the SEC on March 9, 2004:

During the preparation and analysis of our 2003 consolidated financial statements, we identified and reported to PwC and the audit committee of the board of directors required corrections to previously reported or announced financial information relating to the booking of international deferred revenue and the making of a $2 million manual journal entry. These corrections required restatement of previously reported first, second and third quarter 2003 quarterly information and adjustment of previously announced fourth quarter 2003 and full year 2003 information, with the aggregate impact on 2003 revenues being an increase of $3.8 million. In evaluating these corrections, PwC determined and reported to our audit committee that the underlying control issues should be considered a material weakness under standards established by the Public Company Accounting Oversight Board and that we should institute additional related control procedures. The audit committee has discussed the foregoing with PwC, and we have bolstered internal controls around the recognition of international revenues as part of our quarterly financial closing process and the manual journal entry process. We are also in the process of initiating additional internal control procedures to address the identified weaknesses, including the hiring of additional personnel, determining how to automate revenue recognition calculations so as to limit the number of manual adjustments, and engaging in additional testing of our control processes and procedures.
      A letter stating that PwC agrees with these statements was filed as Exhibit 16.1 to our Form 8-K filed with the SEC on March 11, 2004.

BOARD OF DIRECTORS
      We have a classified board of directors which is divided into three classes with staggered three-year terms. At each annual meeting, the term of one class expires. Pursuant to our bylaws, eight directors are authorized for our board of directors. After our annual meeting, our board of directors will consist of seven serving directors with terms expiring in the years indicated below, and one vacancy. Proxies may not be voted for a greater number of directors than the two nominees stated in this proxy statement.
      The table below shows the continuing directors and director nominees.

			Year of
			Expiration of	Director
Name	Age	Principal Occupation	Term	Since

Nominees for Class I Directors:
Robert Bucknam	54	Senior Vice President, Cross Match Technologies, Inc.	2005	2003
Liane Wilson	62	Consultant	2005	2002

Continuing Class II Directors:
Leslie Denend	64	Director, Exponent, Inc., Verifone, Inc. and USAA	2006	1995
George Samenuk	49	Chairman of the Board and Chief Executive Officer, McAfee, Inc.	2006	2001
Continuing Class III Directors:
Robert Dutkowsky	50	Chairman of the Board, President and Chief Executive Officer, Egenera, Inc.	2007	2001
Denis O’Leary	48	Private Investor	2007	2003
Robert Pangia	52	Partner, Ivy Capital Partners, LLC	2007	2001
Biographies
      Robert Bucknam has been a director of the company since May 2003. Since April 2002, Mr. Bucknam has served as senior vice president of federal and international affairs with Cross Match Technologies, Inc., a fingerprint identification provider. From 1993 to June 2001, Mr. Bucknam was the Chief of Staff of the Federal Bureau of Investigation. Prior to joining the FBI, Mr. Bucknam served as deputy assistant attorney general with the US Department of Justice and as deputy chief of the US Attorney’s office in the Southern District of New York.
      Liane Wilson has been a director of the company since April 2002. Since March 2001, Ms. Wilson has been self-employed as a consultant. From June 1999 to March 2001, Ms. Wilson served as vice chairman of Washington Mutual, Inc. From February 1985 to March 2001, Ms. Wilson held a number of other senior level positions with Washington Mutual, including executive vice president for corporate operations and administration and senior vice president of information systems. During her tenure at Washington Mutual, she was responsible for corporate technology and integration activities relating to mergers and acquisitions.
      Leslie Denend has been a director of the company since June 1995. From December 1997 to April 1998, Mr. Denend was president of the company. From June 1993 to December 1997, Mr. Denend was chief executive officer and president of Network General Corporation, which merged with McAfee Associates to form the company. Mr. Denend serves as a director of Exponent, Inc., Verifone, Inc. and United Services Automobile Association (USAA).
      George Samenuk has served as our chief executive officer and as a director since January 2001. In April 2001, Mr. Samenuk was named chairman of the board of directors. From January 2000 to January 2001, Mr. Samenuk served as president and chief executive officer of TradeOut, Inc., a private online exchange company. From April 1999 to January 2000, Mr. Samenuk served as general manager, Americas at IBM Corporation. From August 1996 to April 1999, Mr. Samenuk was general manager, ASEAN/ South Asia at IBM Corporation. Mr. Samenuk serves as a director of Symbol Technologies, Inc.

      Robert Dutkowsky has been a director of the company since April 2001 and lead independent director since March 2004. Since February 2004 Mr. Dutkowsky has been chairman of the board, CEO and president of Egenera, Inc. From January 2002 to July 2003 Mr. Dutkowsky served as president and CEO of J.D. Edwards & Company, and also served as the chairman of its board of directors from March 2002 until its acquisition by PeopleSoft, Inc. in July 2003. From October 2001 to January 2002, Mr. Dutkowsky served as president of the assembly test division of Teradyne, Inc. From April 2000 to October 2001, Mr. Dutkowsky served as president and chief executive officer of GenRad Inc., which was acquired by Teradyne, Inc. in October 2001. From September 1999 to April 2000, Mr. Dutkowsky served as executive vice president, Markets and Channels of EMC Corporation. Prior to joining EMC, Mr. Dutkowsky spent 20 years with IBM Corporation in a series of sales, marketing and senior management roles.
      Denis O’Leary has been a director of the company since July 2003. From May 1993 to February 2003, Mr. O’Leary was executive vice president of J.P. Morgan Chase having joined the bank in June 1978. During his career at J.P. Morgan Chase & Co. Mr. O’Leary held a number of senior positions including director of finance, chief information officer, and head of retail branch banking.
      Robert Pangia has been a director of the company since April 2001. Since February 2003, Mr. Pangia has been a general partner and the managing member of Ivy Capital Partners, LLC, a private equity fund. Prior to February 2003, Mr. Pangia was self-employed as a private investor. From April 1987 to December 1996, Mr. Pangia held a number of senior level management positions at PaineWebber Incorporated, including director of Investment Banking. Mr. Pangia currently serves on the board of directors of ICOS Corporation and Biogen Idec Inc.
Meetings of the Board of Directors
      During 2004, the board of directors held 27 meetings. Each director attended at least 75% of all board and applicable committee meetings during 2004. The board has determined that Messrs. Denend, Dutkowsky, O’Leary, Pangia, Bucknam and Ms. Wilson are “independent” and have no material relationship with us. Mr. Dutkowsky has been designated as our lead “independent” director.
      The Audit Committee reviews, acts and reports to our board of directors on various auditing and accounting matters, including the appointment of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the approval of services to be performed by our independent accountants, the performance of our independent accountants and our accounting practices. The audit committee held 9 meetings during 2004. Mr. Dutkowsky, Ms. Wilson and Mr. Pangia are members of our audit committee. Mr. Pangia is the audit committee “financial expert” (as is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). Each member of our audit committee is “independent” as defined under the New York Stock Exchange corporate governance standards.
      The board of directors has adopted a written charter for the audit committee which is available on our website at www.mcafee.com under “About McAfee.” A copy of our audit committee charter may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.
      The Compensation Committee reviews and approves executive salary levels and stock option grants. The compensation committee held 5 meetings during 2004. Mr. Dutkowsky, Mr. O’Leary and Mr. Pangia are members of our compensation committee. Each member of our compensation committee is “independent” as defined under the New York Stock Exchange corporate governance standards.
      The board of directors has adopted a written charter for the compensation committee which is available on our website at www.mcafee.com under “About McAfee.” A copy of our compensation committee charter may be obtained without charge by calling or writing the Corporate Secretary at our corporate headquarters.
      The Governance and Nominations Committee addresses issues relating to the board and board committees, including identifying prospective director nominees, developing and recommending governance principles applicable to the company, overseeing the evaluation of the board of directors and management and recommending nominees for the board committees. The governance and nominations committee held 4 meetings during 2004. Mr. Bucknam, Mr. O’Leary and Ms. Wilson are members of our governance and nominations committee. Each member of our governance and nominations committee is “independent” as defined under the New York Stock Exchange corporate governance standards.
      The board of directors has adopted a written charter for the governance and nominations committee which is available on our website at www.mcafee.com under “About McAfee.” A copy of our governance and nominations committee charter may be obtained without charge by calling or writing the corporate secretary at our corporate headquarters.
      Historically, we have not had a formal policy concerning stockholder recommendations to the governance and nominations committee; however, the governance and nominations committee considers nominees recommended by stockholders provided that the provisions in our bylaws which address the process by which a stockholder may nominate an individual to stand for election to the board of directors are followed. In order to be considered timely for our 2006 annual meeting, written notice of a stockholder’s nominee must be received by our corporate secretary by January 28, 2006. The notice must include the name and address of the stockholder and nominee; a representation that the stockholder is a holder of record of our stock and intends to appear in person or by proxy at the annual meeting to nominate the nominee; a description of all arrangements or understandings between the stockholder and nominee and any other persons pursuant to which the nomination is made; all other information regarding the nominee as required to be included in a proxy statement filed with the SEC had the nominee been nominated by the board of directors; and the consent of the nominee to serve as a director.
      A stockholder desiring to recommend a nominee to the governance and nominations committee should review all of the requirements contained in our bylaws which address the process by which a stockholder may nominate an individual to stand for election to the board. Our bylaws are available on our website at www.mcafee.com under “About McAfee.”
      It is our desire to position our company as a leader in corporate governance best practices. Therefore, the governance and nominations committee will periodically consider whether to adopt a formal policy concerning stockholder recommendations of board nominees.
      In evaluating director nominees, the governance and nominations committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that will best serve our interests and the interests of our stockholders. Nominees for director are selected on the basis of, among other criteria, their:

•	broad experience in business, trade, finance or management;

•	knowledge of regional, national and international business affairs;

•	reputation for working constructively with others;

•	absence of conflicts of interest;

•	wisdom, integrity, and moral character;

•	ability to make independent analytical inquiries; and

•	understanding of our business and willingness to devote adequate time to board duties.
      Other than the foregoing there are no stated minimum criteria for director nominees, although the governance and nominations committee may also consider such other factors as it may deem are in our best interests and the best interests of our stockholders.
      The governance and nominations committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the governance and nominations committee or the board decides not to re-nominate a member for re-election, the governance and nominations committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the governance and nominations committee and board are polled for suggestions as to individuals meeting the criteria of the governance and nominations committee. Research may also be performed to identify qualified individuals and third parties have been and in the future may be engaged to assist in identifying, evaluating and narrowing down the list of potential nominees.
      Stockholders who want to communicate directly with the board should send their communications in writing to the attention of our corporate secretary at our offices at 5000 Headquarters Drive, Plano, Texas 75024. Our corporate secretary will review the communication and deliver it to the director or directors named in the correspondence, provided it is not determined to be inappropriate and not relating to our business. If the communication requires a response, the corporate secretary will prepare and send a response by working with the director or directors named in the correspondence.
      Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, our directors are encouraged to attend. Including our chairman and chief executive officer, four of our board members attended the 2004 annual meeting.
      The board of directors has adopted corporate governance guidelines, a code of business conduct and ethics, and a chief executive officer/finance code of ethics, all of which are available on our website at www.mcafee.com under “About McAfee.” A copy of our corporate governance guidelines, code of business conduct and ethics, or chief executive officer/finance code of ethics may be obtained without charge by calling or writing the corporate secretary at our corporate headquarters.
      Also, during 2004, the board of directors conducted a self-evaluation of its performance.
Compensation of Directors
      Directors fees, paid only to directors who are not employees, are as follows:

•	$40,000 annual retainer, payable in quarterly installments (an additional $10,000 annual retainer, payable in quarterly installments, is paid to our lead independent director and the chairpersons of our board committees);

•	$1,500 for each board meeting attended;

•	$1,500 for each board committee meeting attended;

•	expenses of attending board and committee meetings; and

•	medical insurance benefits for directors and their families.
      Under our current Stock Option Plan for Outside Directors non-employee directors are automatically granted an option to purchase 50,000 shares of our common stock when they first become a director. Each year after the initial grant they are entitled to receive an additional option grant to purchase up to 25,000 shares of our common stock. All options under this plan are granted at the fair market value on the date of grant. The initial grant vests one-third each year over three years from the date of grant. The subsequent grants vest in full three years from the date of grant. All options granted under this plan become fully exercisable in the event of certain mergers, sales of assets or sales of the majority of our voting stock.
      Our employee directors are eligible to receive options and be issued shares of common stock directly under the 1997 Stock Incentive Plan and are eligible to participate in our 2002 Employee Stock Purchase Plan and, if an executive officer, to participate in the Executive Bonus Plan.

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
      The following table shows as of April 1, 2005, the number of shares of our common stock owned by (i) our chief executive officer, (ii) each of our four other most highly compensated executive officers during fiscal 2004 and the former president of our Sniffer Technologies division, (iii) each of our current directors and nominees, and (iv) each stockholder known by us as of that date to be the beneficial owner of more than 5% of our common stock.

	Number of		Percent of
	Shares	Right to	Outstanding
Name and Address of Beneficial Owners	Owned(1)	Acquire(2)	Shares(3)

George Samenuk	175,000	1,478,333	1.0%
Robert Bucknam	—	30,000	*
Leslie Denend	6,297	66,875	*
Robert Dutkowsky	50	57,500	*
Denis O’Leary	—	15,000	*
Robert Pangia	—	57,500	*
Liane Wilson	—	45,000	*
Gene Hodges	—	465,626	*
Stephen Richards(4)	—	—	*
Kevin Weiss	28,100	267,707	*
Kent Roberts	—	275,793	*
Raymond Smets(5)	400	—	*
T. Rowe Price Associates(6) 100 E. Pratt Street, Baltimore, MD 21202	10,096,709	—	6.2%
Lord, Abbett & Co. LLC(7) 90 Hudson Street, Jersey City, NJ 07302	9,834,913	—	6.0%
All executive officers and directors as a group (13 persons)(8)	209,847	2,759,334	1.8%

*	Less than 1%.

(1)	Ownership includes direct and indirect (beneficial) ownership, as defined by SEC rules. To our knowledge, each person has sole voting and investment power over the shares unless otherwise noted. The SEC rules for the determination of beneficial ownership are very complex. Generally, however, shares owned directly, plus those controlled (e.g., owned by members of their immediate families), are considered beneficially owned. Excludes shares that may be acquired through stock option exercises.

(2)	Consists of options that are currently exercisable or will become exercisable within 60 days of April 1, 2005.

(3)	Based upon 162,631,969 shares outstanding as of April 1, 2005.

(4)	Mr. Richards retired as our Chief Operating Officer and Chief Financial Officer effective December 31, 2004.

(5)	Mr. Smets left the Company in July 2004 following the closing of the sale of the Sniffer Technologies division to Network General Corporation. Information reported with respect to the number of shares owned by Mr. Smets is as of July 16, 2004.

(6)	According to Schedule 13G filed February 14, 2005 by T. Rowe Price Associates, Inc. (“Price Associates”). These shares are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of 10,096,709 shares of our common stock; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates has sole voting power with respect to 1,530,200 of such shares.

(7)	According to Schedule 13G filed February 14, 2005 by Lord, Abbett & Co. LLC (“Lord Abbett”). Lord Abbett is the beneficial holder of 9,834,913 shares of our common stock. Lord Abbett has sole dispositive power over 9,834,913 shares and has sole voting power with respect to 9,834,913 shares.

(8)	Includes all current executive officers and Messrs. Richards and Smets.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The compensation committee of the board of directors consists of three independent directors, Messrs. Dutkowsky, O’Leary and Pangia. The members of our compensation committee have not served as our employees or officers. The compensation committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the 1997 Stock Incentive Plan. In addition, the compensation committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.
Compensation Philosophy
      Our compensation programs are designed to enable us to attract, motivate, retain and reward executive officers who are likely to contribute to our long-term success and the creation of stockholder value. The compensation committee believes that compensation decisions are complex and best made after a deliberate review of our performance and industry compensation levels. The compensation committee also believes that a strong correlation should exist between executive compensation, business objectives and our overall performance. The compensation committee awards compensation that is based upon company and individual performance, and that is designed to motivate our executive officers to achieve strategic business objectives and to continue to perform at the highest levels. The total compensation paid to our executive officers includes a significant equity component because the compensation committee believes that equity-based compensation aligns the long-term interests of the executive officers and employees with those of our stockholders.
      In preparing the performance graph for this proxy statement, we have selected the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stock Index (collectively the “CRSP Index”). The companies which we use for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with us for executive talent or because compensation information was not available.
Components of Compensation
      There are three components of our executive compensation program that are intended to attract and retain executive officers and to motivate them to improve our financial position and to create value for our stockholders.

Salary
      We strive to offer salaries to our executive officers that are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual’s contribution to us, responsibilities, tenure and changes in salary levels offered by comparable companies. In determining executive officers’ salaries, the compensation committee considers information provided by our chief executive officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources. In addition, the compensation committee makes an independent assessment of the chief executive officer’s responsibilities and performance.

Bonuses
      Awards under our Executive Bonus Plan for 2004 were contingent upon us achieving certain performance goals established by the board of directors. For executive officers other than the chief executive officer, awards were also contingent on the achievement of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the compensation committee and are specifically weighted for identified financial, management, strategic and operational goals. The compensation committee reviews performance against the goals and approves payment of the bonuses. In 2004, bonuses awarded under the plan to Mr. Samenuk, our chief executive officer, totaled $1,075,000. The bonus received by Mr. Samenuk under the plan was 58% of his total cash compensation. Bonuses awarded under the plan in 2004 to other executive officers represented between 34% and 51% of their total cash compensation.

Equity Incentives
      The compensation committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of our stockholders. Annual stock option grants for executive officers are a key element of our executive compensation program. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the compensation committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to our performance, giving primary weight to the officer’s position and his expected future contributions. In addition, we compare the stock ownership and options held by each officer with the other officers’ equity positions and the officer’s experience and value to us.
Compensation of the Chief Executive Officer
      George Samenuk’s annual base salary for 2004 increased from $720,000 to $800,000 in the second quarter of 2004. Mr. Samenuk was paid a performance-based bonus of $1,075,000. The compensation committee’s criteria for determining Mr. Samenuk’s compensation were driven by several factors including: the competitive marketplace, our position in the rapidly evolving technology sector in which we operate, our operating and financial performance in 2004, which included increasing revenue, earnings per share and operating margins, and most importantly, Mr. Samenuk’s leadership and establishment and implementation of strategic direction for us which, during 2004, included the acquisition of Foundstone, Inc. and the divestitures of our Magic, Sniffer Technologies and McAfee Labs businesses. Mr. Samenuk’s annual base salary and bonus eligibility for 2005 have not yet been determined by the compensation committee. When Mr. Samenuk’s 2005 bonus is determined, its payment will be subject to the attainment of certain already agreed upon objectives, including objectives relating to financial measures, the strategic positioning and growth of the company, the quality and depth of our executive team, and the quality and control of our internal processes.
      The chief executive officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments, which are subject to review and approval by the compensation committee. Performance evaluations for individual executive officers are based both on individual performance and on predetermined individual goals proposed by management and approved by the compensation committee.
Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code limits deductions, for federal income tax purposes, of certain executive compensation exceeding $1,000,000 for any executive officer in any year. Our 1997 Stock Incentive Plan enables compensation recognized in connection with the exercise of options to qualify as an exception to the deduction limit. The compensation committee will continue to evaluate the issues relating to executive compensation and will take appropriate action where necessary. The compensation committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws, where possible.

Conclusion
      Attracting and retaining talented and motivated executive officers and employees is essential to creating long-term value for our stockholders. Offering a competitive compensation program with a significant equity component helps to achieve this objective by aligning the interests of our executive officers and other key employees with those of our stockholders. The compensation committee believes that our compensation program meets these objectives.

Compensation Committee

Denis O’Leary, Chair
Robert Dutkowsky
Robert Pangia

AUDIT COMMITTEE REPORT
      The audit committee of the board of directors consists of three independent directors, Messrs. Dutkowsky and Pangia and Ms. Wilson. The members of our audit committee have not served as our employees or officers. The audit committee is responsible for acting on behalf of the board of directors in the oversight of all aspects of our financial reporting, internal control and audit functions. The audit committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accountants. Our management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.
      In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2004 with management. The audit committee discussed with management our major financial risk exposures and the steps management has taken to monitor and control such exposure, including our risk assessment and risk management policies. The audit committee also met with our internal auditors, with and without management present, to discuss the overall scope and plans for their audit, and to discuss the results of their examination and evaluation of our internal control over financial reporting.
      The audit committee discussed with Deloitte & Touche LLP, our independent registered public accountants, the overall scope and plans for their audit. The audit committee also met with Deloitte, with and without management present, to discuss the results of their examination, management’s response to any significant findings, their observations of our internal controls over financial reporting, the overall quality of our financial reporting, the selection, application and disclosure of critical accounting policies, new accounting developments and accounting-related disclosure, the key accounting judgments and assumptions made in preparing the financial statements and whether the financial statements would have materially changed had different judgments and assumptions been made, and other pertinent items related to our accounting, internal controls and financial reporting.
      In connection with the audited consolidated financial statements contained in our Annual Report on Form 10-K, for the year ended December 31, 2004, the audit committee also:

•	reviewed the audited consolidated financial statements with our management and Deloitte;

•	discussed with Deloitte the materials required to be discussed by Statement of Auditing Standard 61, Communication with Audit Committees;

•	reviewed the written disclosures and the letter from Deloitte required by Independent Standards Board No. 1, Independence Discussions with Audit Committees;

•	discussed with representatives of Deloitte the accounting firm’s independence from us and management; and

•	considered whether the provision by Deloitte of non-audit services is compatible with maintaining Deloitte’s independence.
      During 2004, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The audit committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the audit committee received periodic updates provided by management and Deloitte at each regularly scheduled audit committee meeting. At the conclusion of the process, the audit committee reviewed a report by management on the effectiveness of our internal control over financial reporting. The audit committee also reviewed Deloitte’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting.

      In reliance on these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee

Robert Pangia, Chair
Robert Dutkowsky
Liane Wilson

COMPARISON OF STOCKHOLDER RETURN
      The following graph shows a five-year comparison of cumulative total returns for our common stock, the CRSP Total Return Index for the NASDAQ Stock Market and the CRSP Total Return Industry Index for NASDAQ Computer and Data Processing Services Stocks, each of which assumes an initial value of $100 and reinvestment of dividends. The information presented in the graph and table is as of the end of each fiscal year ended December 31.
Comparison of Five-Year Cumulative Total Returns

	Dec-99	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04

McAfee, Inc.	100.0	15.7	96.9	60.3	56.4	108.4
NASDAQ Stock Market (US)	100.0	60.3	47.8	33.1	49.4	53.8
NASDAQ Computer and Data Processing Stocks (US & Foreign)	100.0	45.9	36.9	25.5	33.6	37.0
      Pursuant to the SEC’s proxy rules, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph are not deemed filed with the SEC and are not deemed incorporated by reference into any filings with the SEC. Performance for 2004 reflects a December 31, 2004 closing market price on the New York Stock Exchange of $28.93.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “exchange act”), requires the company’s officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file certain reports of ownership with the SEC. Such officers, directors and stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. All reports required to be filed during fiscal year 2004 pursuant to Section 16(a) of the exchange act by directors, executive officers and 10% beneficial owners were filed on timely basis, except as follows: Ms. Amanda Hodges, the wife of our President, option grant of 1,000 shares in July 2004 was not reported in a timely manner to the SEC. Ms Hodges retired from the company in December 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS
      The following table summarizes the compensation paid to our chief executive officer, our four other most highly compensated executive officers and the former president of our Sniffer Technologies division as of December 31, 2004, based on salary and bonus figures.
SUMMARY COMPENSATION TABLE

		Annual Compensation

						Other		Securities
Name and						Annual		Underlying	All Other
Principal Position	Age	Year	Salary(1)		Bonus(2)	Compensation		Options (#)	Compensation

George Samenuk	49	2004	$773,333		$1,075,000	$47,605	(3)	300,000	$30,718	(4)
Chairman of the Board and		2003	$720,000		$870,000	$—		400,000	$31,597	(5)
Chief Executive Officer		2002	$720,000		$900,000	$97,759	(6)	470,000	$237,957	(7)
Gene Hodges	53	2004	$445,833		$451,250	$—		150,000	$5,242	(8)
President		2003	$412,500		$345,469	$—		150,000	$5,242	(8)
		2002	$375,000		$445,312	$—		—	$1,242	(9)
Stephen Richards	51	2004	$412,500		$384,688	$65,382	(10)	150,000	$5,242	(8)
Former Chief Operating		2003	$387,500		$402,344	$—		150,000	$5,242	(8)
Officer and Chief Financial		2002	$349,999		$455,000	$—		100,000	$810	(9)
Officer
Kevin Weiss	48	2004	$441,667		$463,750	$785,401	(11)	100,000	$4,810	(12)
Executive Vice President		2003	$350,000		$241,563	$335,274	(11)	200,000	$4,640	(13)
Worldwide Sales		2002	$68,958	(14)	$56,250	$62,893	(11)	250,000	$100,169	(15)
Kent Roberts	48	2004	$333,333		$170,938	$—		75,000	$4,810	(12)
Executive Vice President		2003	$300,000		$157,500	$—		75,000	$4,810	(12)
and General Counsel		2002	$282,765		$164,375	$—		100,000	$4,810	(12)
Raymond Smets	41	2004	$189,583	(16)	$137,500	$34,889	(10)	—	$2,696,141	(17)
Former President, Sniffer		2003	$350,000		$177,688	$—		—	$540	(9)
Technologies		2002	$63,717	(18)	$112,500	$—		250,000	$81	(9)

(1)	Salary includes amounts deferred under our 401(k) Plan.

(2)	Bonus amounts for 2004 include amounts paid in March 2005 but earned in 2004.

(3)	Includes $1,878 which represents expenses attributable to a guest of Mr. Samenuk’s at a company sponsored event, and $45,727 which represents the incremental costs associated with Mr. Samenuk’s personal use of a corporate aircraft in which the company owns a fractional interest, net of the voluntary reimbursement by Mr. Samenuk to the company based on applicable IRS regulations for such travel.

(4)	Includes group term life insurance coverage of $810, supplemental company paid life insurance of $25,908 and $4,000 of 401(k) contributions made by us.

(5)	Includes group term life insurance coverage of $810, supplemental company paid life insurance of $26,787 and $4,000 of 401(k) contributions made by us.

(6)	Includes $81,540 which represents the difference between the market price of our common stock and the exercise price on Mr. Samenuk’s 3,000 share option on January 15, 2002, the date of exercise, multiplied by the number of shares exercised, and $16,219 which represents the incremental costs associated with Mr. Samenuk’s personal use of a corporate aircraft in which the company owns a fractional interest, net of the voluntary reimbursement by Mr. Samenuk to the company based on applicable IRS regulations for such travel.

(7)	Includes the payment of $200,000 of Mr. Samenuk’s $800,000 sign-on bonus awarded in 2001. Also includes relocation expenses of $5,545, group term life insurance coverage of $810, supplemental company paid life insurance of $27,602 and $4,000 of 401(k) contributions made by us.

(8)	Includes group term life insurance coverage of $1,242 and $4,000 of 401(k) contributions made by us.

(9)	Includes group term life insurance coverage.

(10)	Represents payout of accrued vacation time.

(11)	Represents cost of living allowances to cover increased living, educational and tax expenses as a result of Mr. Weiss’ assignment to the United Kingdom.

(12)	Includes group term life insurance coverage of $810 and $4,000 of 401(k) contributions made by us.

(13)	Includes group term life insurance coverage of $810 and $3,830 of 401(k) contributions made by us.

(14)	Mr. Weiss joined us in October 2002. Mr. Weiss’s 2002 earnings reflect an annual salary of $325,000.

(15)	Includes the payment of Mr. Weiss’ $100,000 sign-on bonus and group term life insurance coverage of $169.

(16)	Mr. Smets left the company in July 2004 following the closing of the sale of the Sniffer Technologies division to Network General Corporation. Mr. Smets’ 2004 earnings reflect an annual base salary of $350,000.

(17)	Includes severance payments to Mr. Smets of $300,000, bonus payments related to the sale of the Sniffer Technologies division of $2,384,000, payments for certain insurance benefits of $7,848, group term life insurance coverage of $293 and $4,000 of 401(k) contributions made by us.

(18)	Mr. Smets joined us in October 2002. Mr. Smets’ 2002 earnings reflect an annual base salary of $350,000.
Executive Officers
      Information pertaining to Mr. Samenuk, who is both a director and one of our executive officers, may be found in the section entitled “Board of Directors.” As of April 1, 2005, our executive officers are as follows:
      Gene Hodges (age 53) has served as our president since October 2001. Mr. Hodges served as president of the McAfee product group from January 2000 to October 2001, and from August 1998 to January 2000, he served as vice president of security marketing. Mr. Hodges joined McAfee in 1995 and served in numerous other management positions with the company. Prior to joining McAfee, Mr. Hodges was vice president of Marketing for a wireless data startup and managed the Office Information Systems business unit for Digital Equipment Corporation.
      Eric Brown (age 39) has served as our executive vice president and chief financial officer since January 2005. Mr. Brown served as president and chief financial officer of MicroStrategy Incorporated from November 2000 to December 2004 and as its chief financial officer from August 2000 to November 2000. Mr. Brown joined MicroStrategy as chief financial officer of its Strategy.com subsidiary in February 2000. From October 1998 to February 2000 Mr. Brown served as division chief financial officer and then division chief operating officer of Electronic Arts, a developer and publisher of interactive entertainment software. Prior to that, Mr. Brown was co-founder and chief financial officer of DataSage, Inc., a vendor of e-business personalization software, from 1995 until October 1998. Mr. Brown also held several senior financial positions with Grand Metropolitan from 1990 until 1995. Mr. Brown serves as a director of Verity, Inc.
      Kevin Weiss (age 48) has served as our executive vice president of worldwide sales since July 2003. Mr. Weiss served as president of our EMEA region from October 2002 to July 2003. From September 2001 to October 2002 Mr. Weiss served as a senior vice president at Ariba Inc. From October 2000 to August 2001 Mr. Weiss served as a senior vice president at BindView Corporation. From June 1995 to September 2000, Mr. Weiss served as a senior vice president at BMC Software.
      Kent Roberts (age 48) has served as one of our executive vice presidents since July 2001 and as general counsel and secretary since January 2001. Mr. Roberts served as our vice president of legal affairs from February 2000 to July 2001. From May 1998 to February 2000, Mr. Roberts served as our director of legal affairs for the company. Prior to May 1998 Mr. Roberts practiced law in Dallas, Texas representing among other clients McAfee Associates, Inc., the predecessor of McAfee.
      Our executive officers serve at the discretion of the board of directors. There are no family relationships among any of our directors and executive officers.

      This table shows stock option grants made by McAfee to our chief executive officer, our four other most highly compensated executive officers and the former president of our Sniffer Technologies division during the year ended December 31, 2004:
OPTION GRANTS IN 2004

	Individual Grants

	Number of	% of Total
	Securities	Options		Market		Potential Realizable Value at
	Underlying	Granted to		Price on		Assumed Annual Rates of Stock
	Options	Employees	Exercise	Date of		Appreciation for Option Terms(3)
	Granted	in Fiscal	Price	Grant	Expiration
Name	(#)(1)	Year	($/SH)(2)	($/SH)	Date	5%	10%

George Samenuk	300,000	5.3%	16.57	16.57	5/04/14	$3,126,235	$7,922,494
Gene Hodges	150,000	2.6%	16.57	16.57	5/04/14	$1,563,118	$3,961,247
Stephen Richards	150,000	2.6%	16.57	16.57	5/04/14	$1,563,118	$3,961,247
Kevin Weiss	100,000	1.8%	16.57	16.57	5/04/14	$1,042,078	$2,640,831
Kent Roberts	75,000	1.3%	16.57	16.57	5/04/14	$781,559	$1,980,623
Raymond Smets	—	—	—	—	—	$—	$—

*	Less than 1%.

(1)	All of the options for McAfee’s common stock granted in 2004 vest at the rate of one-fourth (or 25%) one year from the date of grant and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. Under the 1997 Stock Incentive Plan, the board of directors is allowed to modify the terms of outstanding options. The exercisability of options may be accelerated upon a change in control. Options are cancelled on an optionee’s termination of employment under certain specified circumstances.

(2)	All options were granted at an exercise price equal to the fair market value of the common stock on the date of grant.

(3)	These columns present hypothetical future values that might be realized on exercise of the options, less the exercise price. These values assume that the market price of our stock appreciates at a five and ten percent compound annual rate over the term of the options. The stock price appreciation rates are presented as examples pursuant to the SEC’s proxy rules and do not necessarily reflect management’s assessment of our future stock price performance. The potential realizable values presented are not intended to indicate the value of the options.
      The following table shows stock option exercises and the value of unexercised stock options held by our chief executive officer, our four other most highly compensated executives and the former president of our Sniffer Technologies division officers during the year ended December 31, 2004:
AGGREGATE OPTION EXERCISES IN 2004
AND YEAR-END OPTION VALUES

			Number of Securities			Value of Unexercised
	Shares		Underlying Unexercised			In-The-Money Options
	Acquired		Options at 12/31/04			at 12/31/04(2)
	on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable		Exercisable	Unexercisable

George Samenuk(3)	150,000	$2,160,220	916,666	1,000,334	(4)	$19,451,139	$9,372,476	(4)
Gene Hodges	—	$—	616,736	296,875		$10,568,879	$3,680,672
Stephen Richards	250,000	$2,607,962	700,000	—		$10,692,500	$—
Kevin Weiss	—	$—	195,832	354,168		$3,097,062	$5,271,438
Kent Roberts	61,447	$595,990	231,521	158,856		$3,659,939	$1,979,334
Raymond Smets	250,000	$865,500	—	—		$—	$—

(1)	Calculated by taking the market price on the date of exercise, less the exercise price, multiplied by the number of options exercised.

(2)	Calculated by taking the closing market price on December 31, 2004, of $28.93, less the exercise price, multiplied by the number of options exercisable or unexercisable. The amounts in these columns may not represent amounts actually realized by these executive officers.

(3)	1.2 million options were issued to Mr. Samenuk on January 3, 2001 and are immediately exercisable. 25% of these shares vested on January 3, 2002, the first anniversary of Mr. Samenuk’s employment commencement, and the remaining shares vest at a rate of 1/36th per month for the remaining 36 months of the vesting period. If Mr. Samenuk exercises these stock options with respect to the unvested shares, we have repurchase rights with respect to those unvested shares.

(4)	Includes 47,000 shares of restricted stock with a value of $1,359,000. Also includes 420,000 options issued to Mr. Samenuk on January 16, 2002 that vest 36 months from the date of grant.
Employment and Change in Control Arrangements
      George Samenuk entered into an agreement with us dated January 2, 2001 which was amended and restated on October 9, 2001 and further amended on January 20, 2004, which provides for his at will employment as our chief executive officer. This agreement also provides that if Mr. Samenuk is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) all of Mr. Samenuk’s shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse, (ii) twenty-four monthly severance payments based on twice Mr. Samenuk’s monthly base salary and targeted bonus, (iii) any unpaid amount of Mr. Samenuk’s sign-on bonus, and (iv) continued health and other welfare and fringe benefits through the earlier of (x) eighteen months from termination or (y) until Mr. Samenuk is covered by similar plans by a new employer. If Mr. Samenuk is terminated other than for cause, or resigns with good reason after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, Mr. Samenuk will be entitled to all of the severance benefits noted above, all of his stock options will become fully vested and any repurchase rights on his shares of restricted stock will lapse. Under this agreement, we will indemnify Mr. Samenuk for any parachute tax payments that arise pursuant to the agreement.
      Gene Hodges entered into an agreement with us dated December 3, 2001, which provides for his at will employment as our president. This agreement provides that if Mr. Hodges is terminated for any reason, he shall be entitled to a pro rata targeted bonus if the relevant goals for the quarter are met, in addition to his accrued salary and vacation pay. If Mr. Hodges is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve monthly severance payments based on Mr. Hodges’ monthly base salary and one-third of his targeted quarterly bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Hodges is covered by similar plans by a new employer and (iii) all of Mr. Hodges’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares of restricted stock will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party, or (iv) the sale of substantially all of our assets, all of Mr. Hodges’ shares of restricted stock, if any, and all stock options held by him will become fully vested and, if applicable, any repurchase rights on his shares of restricted stock will lapse. Under this agreement, we will indemnify Mr. Hodges for any parachute tax payments that arise pursuant to the agreement.
      Stephen Richards entered into an agreement with us dated April 4, 2001 which was amended on January 20, 2004 and again on September 3, 2004, which provides for his at will employment as our chief financial officer. The agreement also provides that if Mr. Richards is actually or constructively terminated other than for cause he will be entitled to severance benefits equal to twelve monthly severance payments based on Mr. Richards’ base salary and targeted bonus, plus all of his shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. If Mr. Richards is actually or constructively terminated other than for cause, after (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, Mr. Richards will be entitled to the severance noted above, all of his stock options will become fully vested, and he will be provided with continued health care coverage through the earlier of twelve months from termination or until he is covered by similar plans by a new employer. Under this agreement, we will indemnify Mr. Richards for any parachute tax payments that arise pursuant to the agreement.
      On September 3, 2004 Mr. Richards entered into a Transition Agreement in connection with his retirement that amended certain provisions of his employment agreement. As amended, Mr. Richards’ employment agreement provided that if (i) prior to December 31, 2004, Mr. Richards’ employment with us was subject to a “Constructive Termination” or was involuntarily terminated by us other than for “Cause,” or (ii) Mr. Richards remained employed by us through December 31, 2004, then, subject to certain conditions, his outstanding stock options would fully vest, and he would receive continued payments of one year’s base salary and targeted bonus, less applicable withholding. Mr. Richards would also receive his targeted bonus for the third and fourth quarters of 2004, if he remained employed with McAfee through December 31, 2004. Mr. Richards’ retired from McAfee on December 31, 2004.
      Kevin Weiss entered into an agreement with us dated October 15, 2002, which provides for his at will employment as the executive vice president of worldwide sales. This agreement also provides that if Mr. Weiss is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve monthly severance payments based on Mr. Weiss’ monthly base salary and one-third of his targeted quarterly bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Weiss is covered by similar plans by a new employer and (iii) all of Mr. Weiss’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Weiss’ shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapse. Under this agreement, we will indemnify Mr. Weiss for any parachute tax payments that arise pursuant to the agreement.
      Kent Roberts entered into an agreement with us dated October 9, 2001, which provides for his at will employment as our executive vice president and general counsel. This agreement also provides that if Mr. Roberts is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve monthly severance payments based on Mr. Roberts’ monthly base salary and one-third of his targeted quarterly bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Roberts is covered by similar plans by a new employer and (iii) all of Mr. Roberts’ shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Roberts’ shares of restricted stock, if any, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapse. Under this agreement, we will indemnify Mr. Roberts for any parachute tax payments that arise pursuant to the agreement.
      Raymond Smets entered into an agreement with us dated October 7, 2002, which provided for his at will employment as the president of our Sniffer Technologies division. This agreement provided that if Mr. Smets was terminated other than for cause or resigned for good reason, he would be entitled to the following severance benefits: (i) six monthly severance payments based on Mr. Smets’ monthly base salary and one-third of his targeted quarterly bonus, and (ii) continued health and other welfare and fringe benefits through the earlier of (x) six months from termination or (y) until Mr. Smets is covered by similar plans by a new employer. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Smets’ shares of restricted stock, if any, and all stock options held by him would become fully vested and if applicable, any repurchase rights on his shares would lapse. Under this agreement, we agreed to indemnify Mr. Smets for any parachute tax payments that arose pursuant to the agreement. Mr. Smets left the Company in July 2004 following the closing of the sale of the Sniffer Technologies division to Network General Corporation.
      Eric Brown entered into an agreement with us dated December 10, 2004, which provides for his at will employment as our executive vice president and chief financial officer. This agreement also provides that if Mr. Brown is terminated other than for cause or resigns for good reason, he will be entitled to the following severance benefits: (i) twelve monthly severance payments based on Mr. Brown’s monthly base salary and one-third of his targeted quarterly bonus, (ii) continued health and other welfare and fringe benefits through the earlier of (x) twelve months from termination or (y) until Mr. Brown is covered by similar plans by a new employer and (iii) all of Mr. Brown’s shares of restricted stock, if any, and all stock options will become fully vested and, if applicable, any repurchase rights on his shares will lapse. After (i) the occurrence of a transaction where our stockholders do not own at least 50% of the stock of the surviving corporation; (ii) there has been a change in our directors occurring within a two year period as a result of which fewer than a majority of our directors (x) were directors as of the date of the agreement or (y) were elected, or nominated for election, to the board by a vote of at least a majority of the incumbent directors at the time of such election or nomination; (iii) the acquisition of more than 50% of our stock by another party or (iv) the sale of substantially all of our assets, all of Mr. Brown’s shares of restricted stock that would have vested within one year of the triggering event, and all stock options held by him will become fully vested and if applicable, any repurchase rights on his shares will lapse. Under this agreement, we will indemnify Mr. Brown for any parachute tax payments that arise pursuant to the agreement.
Certain Transactions
      During 2004, Ms. Amanda Hodges, the wife of our president, Gene Hodges, was employed by us as senior director of North American human resources. Ms. Hodges was paid an aggregate salary of $144,564 and a discretionary bonus of $36,691 for her services during the year. During 2004, Ms. Hodges also received option grants totaling 1,000 shares. Ms. Hodges retired from the company in December 2004.

Officers and Directors Insurance
      We maintain an insurance policy covering officers and directors to cover any claims made against them for wrongful acts that they may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.
Equity Compensation Plans
      Set forth below are the number of options, the weighted average per share exercise price of such options and the number of shares remaining available for issuance under all of our equity compensation plans as of December 31, 2004 (in thousands except per share data).

Number of
securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	(excluding
	exercise of	exercise price of	securities reflected
Plan category	outstanding options	outstanding options	in first column)

Plans approved by stockholders(1)	15,971	$16.32	5,420
Plans not approved by stockholders	3,458	$14.97	337

(1)	All option grants pursuant to the 1993 Stock Option Plan for Outside Directors (the “Directors Plan”) have ten year terms and are required to be granted at 100% of fair market value. The company’s other option plans do not have this restriction. As of December 31, 2004, 546,875 shares were outstanding under the Directors Plan at a weighted average exercise price of $15.37, and 227,185 shares remained available for future issuance.
      Set forth below are descriptions of our equity compensation plans that have not been approved by stockholders.

2000 Nonstatutory Stock Option Plan
      In January 2000, the board of directors approved the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”). The 2000 Plan provides for the grant of nonqualified stock options to employees, consultants and in certain cases, officers and directors. The plan administrator determines the exercise price of options granted under the 2000 Plan and when such options may be exercised. The 2000 Plan provides that vested options may be exercised for 3 months after termination of employment other than due to death or disability and for 1 year after termination of employment as a result of death or disability. The 2000 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 2000 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are 11,500,000 shares of common stock reserved under the 2000 Plan. As of December 31, 2004, no shares remained available for future issuance under the 2000 Plan.

1999 Nonstatutory Stock Plan
      In May 1999, the board of directors approved the 1999 Nonstatutory Stock Plan (the “1999 Plan”). The 1999 Plan provides for the grant of nonqualified stock options to employees, officers, directors and consultants at exercises prices determined by the plan administrator. The plan administrator determines the exercise price of options granted under the 1999 Plan and when such options may be exercised. The 1999 Plan permits options to be exercised with cash, check, certain other shares of our common stock, promissory notes, cancellation of indebtedness, waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1999 Plan provides that each outstanding option will fully vest and become exercisable unless provision is made for options to be assumed or substituted for by the successor corporation. There are

1,000,000 shares of common stock reserved under the 1999 Plan. As of December 31, 2004, no shares remained available for future issuance under the 1999 Plan.

1997 Non-Officer Stock Plan
      In January 1997, the board of directors approved the 1997 Non-Officer Stock Plan (the “1997 Non-Officer Plan”). The 1997 Non-Officer Plan provides for the grant of nonqualified nonstatutory stock options to employees and consultants who are not officers of the Company at exercise prices determined by the committee administering the plan, but in no event less than 85% of the fair market value of the common stock on the date of the grants. Each stock option agreement entered into under the 1997 Non-Officer Plan shall specify the exercise price, the date on which all or any installment of the option is to become exercisable and the term of the option. The 1997 Non-Officer Plan permits options to be exercised with cash or cash equivalents, certain other shares of common stock, promissory notes (provided, however, that the par value of the shares being purchased shall be paid in cash) and waiver of compensation due or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the 1997 Non-Officer Plan provides that the committee administering the plan may determine, at the time of granting an option or thereafter, that all or part of such option shall fully vest and become exercisable. There are 3,000,000 shares of common stock reserved under the 1997 Non-Officer Plan and there are no shares available for issuance under this plan.

Foundstone, Inc. 2000 Stock Plan
      On October 1, 2004 the company completed the acquisition of Foundstone, Inc. In connection with the acquisition, the company assumed the Foundstone, Inc. 2000 Stock Plan (the “Foundstone Plan”). The Foundstone Plan provides for the grant of incentive stock options, nonqualified nonstatutory stock options and stock purchase rights to employees, directors and consultants of the company and its subsidiaries at exercise prices determined by the committee administering the plan, but in no event less than 85% of the fair market value of the common stock on the date of the grant. However, due to restrictions imposed by the Internal Revenue Service the company will only grant nonqualified nonstatutory stock options under the Foundstone Plan in the future and due to restrictions imposed by the New York Stock Exchange following the acquisition of Foundstone, the company may not grant awards under the Foundstone Plan to individuals who were employed by the company or its subsidiaries, immediately prior to the acquisition of Foundstone. Each stock option agreement entered into under the Foundstone Plan shall specify the exercise price, the date on which all or any installment of the option is to become exercisable and the term of the option. The Foundstone Plan permits options to be exercised with cash or cash equivalents, certain other shares of common stock, promissory notes or consideration received by us under “cashless exercise” programs. In the event that we merge with or into another corporation, or sell substantially all of our assets, the Foundstone Plan provides that the successor corporation (or a parent or subsidiary) may assume outstanding options and awards under the Plan or substitute a substantially similar option or award. If the successor corporation does not assume or substitute the outstanding options and awards, they will fully vest and become exercisable and all forfeiture restrictions will lapse. There are 747,144 shares of common stock reserved under the Foundstone Plan, of which 359,149 are available for issuance as of April 1, 2005.

OTHER INFORMATION
      We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.
      A copy of our Annual Report on Form 10-K for the year ended December 31, 2004 may be obtained without charge by calling or writing the corporate secretary at our corporate headquarters.

By order of the Board of Directors,

Kent H. Roberts
Secretary
April 11, 2005

APPENDIX A
SUMMARY OF THE 1997 STOCK INCENTIVE PLAN
      The key provisions of the 1997 Stock Incentive Plan (the “Incentive Plan”) are summarized below. This summary, however, is not intended to be a complete description of all terms of the Incentive Plan. A copy of the plan text will be furnished to any stockholder upon request. Such a request should be directed to the Corporate Secretary at 5000 Headquarters Drive, Plano, Texas 75024.
      Administration and Eligibility. The Compensation Committee administers the Incentive Plan. Employees, non-employee directors and consultants of the company are eligible to participate in the Incentive Plan, although incentive stock options may be granted only to employees. As of April 1, 2005, approximately 2,913 employees and consultants would have been eligible to participate in the Incentive Plan.
      Form of Awards. Awards under the Incentive Plan may take the form of options to acquire common stock of the company, stock appreciation rights (“SARs”), restricted shares or stock units, or any combination of these. No payment is required upon the grant of an award, except for the payment of the par value of any Restricted Stock awarded.
      Options may include nonstatutory stock options (“NSOs”) as well as incentive stock options (“ISOs”) intended to qualify for special tax treatment. The term of an option cannot exceed 10 years. The exercise price of an ISO must be equal to or greater than the fair market value of the common stock on the date of grant, while the exercise price of an NSO must be equal to or greater than 85% of fair market value. As of April 1, 2005, the closing price of the company’s common stock on the New York Stock Exchange was $23.05 per share.
      The exercise price of an option may be paid in any legal form permitted by the Compensation Committee, including:

•	a full-recourse promissory note (except as would be prohibited by the Sarbanes-Oxley Act of 2002);

•	the surrender of shares of common stock; or

•	the surrender of restricted shares already owned by the optionee.
      The Compensation Committee may also permit optionees to pay off their withholding tax obligation upon exercise of an NSO by surrendering a portion of their option shares to the company. The Incentive Plan also allows the optionee to pay the exercise price of an option through a “cashless exercise” in a broker assisted transaction.
      At any point in time, the Compensation Committee may offer to buy out an outstanding option for cash or give an optionee the right to give up their option for cash, except with respect to underwater options.
      A SAR permits the participant to elect to receive any appreciation in the value of the underlying stock from the company. This appreciation may be in shares of common stock, cash or a combination of the two, with the Compensation Committee having the discretion to determine the form in which such payment is made. The amount payable on exercise of an SAR is measured by the difference between the market value of the underlying stock at exercise and the exercise price. All SARs intended to be exempt from the section 162(m) limit will be granted with an exercise price equal to or greater than 100% of the fair market value of the common stock on the date of grant. SARs may, but need not, be granted in conjunction with options. Upon exercise of an SAR granted in tandem with an option, the corresponding portion of the related option must be surrendered and cannot thereafter be exercised. Conversely, upon exercise of an option to which an SAR is attached, the SAR may no longer be exercised to the extent that the corresponding option has been exercised.
      Restricted shares are shares of common stock that are subject to forfeiture in the event that the applicable vesting conditions are not satisfied. Restricted shares have the same voting and dividend rights as other shares of common stock. The recipient of restricted shares may pay all projected withholding taxes relating to the award with shares of common stock rather than cash.

      A stock unit is an unfunded bookkeeping entry representing the equivalent of one share of common stock. A holder of stock units has no voting rights or other privileges as a stockholder but may be entitled to receive dividend equivalents equal to the amount of dividends paid on the same number of shares of common stock. Dividend equivalents may be converted into additional stock units or settled in the form of cash, common stock or a combination of both. Stock units, when vested, may be settled by distributing shares of common stock or by a cash payment corresponding to the fair market value of an equivalent number of shares of common stock, or a combination of both. Vested stock units are settled at the time determined by the Compensation Committee. If the time of settlement is deferred, interest or additional dividend equivalents may be credited on the deferred payment. The recipient of stock units may pay all withholding taxes relating to the settlement of the award with common stock rather than cash.
      Options and SARs granted under the Incentive Plan may not be repriced unless stockholder approval is obtained in advance.
      Vesting Conditions. The Compensation Committee determines the vesting and other conditions. The vesting conditions may be based on:

•	the length of the recipient’s service;

•	his or her individual performance;

•	the company’s performance; and

•	other appropriate criteria.
      In the case of restricted shares and stock units, vesting is based on the company’s performance.
      Where company performance is used as a vesting or issuance condition, performance goals are based on business criteria specified by the Compensation Committee, selected from one or more of the following:

• cash flow,	• return on capital,
• earnings per share,	• return on stockholder equity,
• gross margin,	• growth with respect to any of the foregoing measures,
• net income,	• expense reduction,
• operating income,	• growth in bookings,
• operating margin,	• growth in revenues, and
• pre-tax profit,	• stock price increase.
• return on assets,
      Vesting may be accelerated in the event of the recipient’s death, disability or retirement or in the event of a transfer of control with respect to the company. Transfer of control is defined in the Incentive Plan as:

•	the direct or indirect sale or exchange by the stockholders of the company of all or substantially all of the voting stock of the company;

•	a merger in which the company is a party; or

•	the sale, exchange or transfer of all or substantially all of the assets of the company.
      A transfer of control will also occur in the event of a liquidation or dissolution of the company.
      Deferral of Awards. The Compensation Committee may permit or require the recipient of an award to:

•	have cash that otherwise would be paid to him or her, as a result of the exercise of an SAR or the settlement of stock units, credited to a deferred compensation account established for him or her as an entry on the company’s books;

•	to have shares of common stock that otherwise would be delivered to him or her as a result of the exercise of an option or SAR converted into an equal number of stock units; or

•	to have shares that otherwise would be delivered to him or her as a result of the exercise of an option or SAR or the settlement of stock units converted into an amount credited to a deferred compensation account established for him or her on the company’s books.
      The amount to be credited is measured by reference to the fair market value of common stock as of the date when shares otherwise would have been delivered to the award recipient. A deferred compensation account established under this provision may be credited with interest or other forms of investment return, as determined by the Compensation Committee.
      Number of Reserved Shares and Maximum Awards. The total number of shares of the company’s common stock that may be issued under the Incentive Plan, subject to shareholder approval, is 38.48 million. Under the terms of the Incentive Plan, if:

•	any options, SARs, restricted shares or stock units are forfeited;

•	if options or SARs terminate for any other reason prior to exercise;

•	if options currently outstanding under the Predecessor Plan are forfeited or otherwise terminate unexercised; or

•	if stock units are settled,
then only the number of shares (if any) actually issued in settlement of such stock units reduces the number of shares available under the Incentive Plan and the balance again becomes available for awards under the Plan. If SARs are exercised, then only the number of shares (if any) actually issued in settlement of such SARs reduces the number available and the balance again becomes available for awards. No individual may receive options or SARs covering more than one million shares in any calendar year (subject to anti-dilution adjustments), except that the limit is 1.5 million shares for a new employee in the year in which he or she is hired. In the case of an award that is subject to performance vesting conditions, no individual may receive more than 300,000 restricted shares or stock units in any calendar year (subject to anti-dilution adjustments).
      New Plan Benefits. Awards under the Incentive Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Incentive Plan.
      The following table summarizes the option grants that were made to each of the executive officers listed in the Summary Compensation Table, as well as the groups indicated below, under the Incentive Plan during the fiscal year ended December 31, 2004:

Number of
Shares Granted

George Samenuk	300,000
Gene Hodges	150,000
Stephen Richards	150,000
Kevin Weiss	100,000
Kent Roberts	75,000
Raymond Smets	0
Executive Officers as a Group	775,000
Non-Employee Directors as a Group	0
Non-Executive Officer Employees as a Group	4,733,740

FEDERAL TAX CONSEQUENCES
      The federal income tax consequences of awards under the Incentive Plan are summarized as follows:

Options
      The award of stock options will have no federal income tax consequences to the company or the optionee at the time of the option grant.
      For ISOs the exercise will not result in any regular taxable income to the optionee at the time and neither will the company be entitled to any deduction, however, at the time of exercise, the excess of the fair market value over the exercise price is an adjustment for purposes of computing alternative minimum taxable income.
      If the optionee holds the shares for the required statutory period, the difference between the sale price and the exercise price generally will be taxed as a capital gain or loss. If the optionee holds the shares for less than the statutory period, the optionee will generally recognize ordinary income at the time of the sale equal to the excess of the fair market value of the shares at exercise (or if less, the sales proceeds) over the exercise price and the company will generally be entitled to a deduction for the same amount. Any additional gain on the disposition will generally be taxed as a capital gain.
      For NSOs the optionee will generally recognize taxable income equal to the excess of the fair market value at the time of exercise over the exercise price. This taxable income will be subject to withholding tax. Also the company can take a deduction equal to the ordinary income recognized by the optionee. Upon any subsequent disposition of the shares, the difference between the sale price and the exercise price will generally be taxed as capital gain or loss.

Restricted Shares
      For restricted shares, unless the purchaser elects to be taxed at the time of issuance, these shares will generally be taxed in the same way as NSOs. However, due to the company’s right to repurchase the shares when the purchaser stops providing services to the company, the holder does not recognize ordinary income at the time of the sale, but at the time at which the company’s right to repurchase the shares stops. Ordinary income is measured as the difference between the purchase price and the fair market value of the shares on the date that the company’s right to repurchase the shares stops.

Stock Appreciation Rights
      For SARs, no income is recognized at the time of the grant. When the right is exercised, the recipient will recognize taxable income equal to the amount of the cash received and the fair market value of any common stock received. For a recipient who is also an employee, the income recognized will be subject to withholding and the company will be able to take a deduction equal to the same amount of that income. For common stock received upon exercise of an SAR, the subsequent sale will be treated in the same way as the gain or loss on an NSO.

Stock Units
      The grant of a stock unit award results in no federal income tax consequences for the participant or the company. The payment of a stock unit award results in taxable income to the participant equal to the amount of the payment received. The value is based on the fair market value of the common stock on the date of the payment. The company will be able to take a deduction equal to the same amount.

APPENDIX B
SUMMARY OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN
Summary of the Purchase Plan
      The key provisions of our 2002 Employee Stock Purchase Plan (the “Purchase Plan”) are summarized below. This summary, however, is not intended to be a complete description of all terms of the Purchase Plan. A copy of the plan text will be furnished to any stockholder upon request. Such request should be directed to the Corporate Secretary at 5000 Headquarters Drive, Plano, Texas 75024.
      General. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Code. Each participant in the Purchase Plan is granted a “purchase right” at the beginning of each offering period under the plan, which gives the participant the right to purchase shares of our common stock through accumulated payroll deductions.
      Shares Subject to Plan. A maximum of 4,000,000 (increased to 5,000,000 if Proposal No. 3 is approved by our stockholders) of our authorized but unissued or reacquired shares of common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the company, or in the event of any merger, sale of assets or other reorganization of the company. If a purchase right expires or terminates, the shares subject to the unexercised portion of the purchase right will again be available for issuance under the Purchase Plan.
      Administration. The Purchase Plan is administered by the board of directors or a duly appointed committee of the board. Subject to the provisions of the Purchase Plan, the board determines the terms and conditions of purchase rights. The board will interpret the Purchase Plan and purchase rights granted thereunder, and all determinations of the board will be final and binding on all persons having an interest in the Purchase Plan or any purchase right. The Purchase Plan provides, subject to certain limitations, for indemnification by the company of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the plan.
      Eligibility. Any employee of ours or of any present or future parent or subsidiary corporation designated by the board for inclusion in the Purchase Plan is eligible to participate, so long as the employee customarily works at least 20 hours per week and has been employed for at least 30 days. However, no employee who owns or holds options to purchase, or who, as a result of participation in the Purchase Plan, would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation is eligible to participate in the Purchase Plan. As of April 1, 2005, approximately 2,784 employees, including all of our executive officers, were eligible to participate in the Purchase Plan.
      Offerings. Currently, the Purchase Plan provides for sequential and overlapping offering of approximately twenty-four months’ duration commencing on or about February 1 and August 1 of each year and ending on or about the last days of the second January and July thereafter, respectively. Each twenty-four month offering period generally consists of four six-month purchase periods. Commencing with the August 1, 2005 offering period, new offering periods will generally be no more than six months in duration, commencing on or about August 1 and February 1 of each year and ending on or about the last day of the next January and July thereafter, respectively. The board may establish different starting or ending dates for any offering period or purchase period.
      Participation and Purchase of Shares. Participation in an offering is limited to eligible employees who deliver a properly completed subscription form prior to the “offering date,” which is the first day of an offering period. Payroll deductions may not exceed 10% (or such other rate as the board determines) of an employee’s compensation on any payday during the offering period. An employee who becomes a participant in the Purchase Plan will automatically participate in each subsequent offering period beginning immediately after the last day of the offering period in which he or she is a participant until the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment.
      Subject to any limitations or notice requirements which we impose, a participant may increase or decrease his or her rate of payroll deductions or withdraw from the Purchase Plan at any time during an offering. Upon withdrawal, we will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. A participant who withdraws from an offering may not again participate in the same offering. With respect to twenty-four month offering periods, if the fair market value of a share of common stock on the last day of a purchase period, other than the final purchase period of an offering, is less than the fair market value of a share of common stock on the offering date of that offering, then, unless a participant elects otherwise, each participant will be withdrawn automatically from the current offering after purchasing shares and enrolled in the new offering commencing immediately following thereafter.
      Subject to certain limitations, each participant in an offering is granted a purchase right equal to the lesser of a number of whole shares determined by dividing $50,000 by the fair market value of a share of common stock on the offering date or 10,000 shares. In addition, no participant may purchase shares under this plan or any other employee stock purchase plan of ours (or of our subsidiaries) to the extent that the right to purchase shares accrues at a rate exceeding $25,000 (based on the fair market value of the shares on the offering date) for each calendar year in which the purchase right is outstanding. Purchase rights are nontransferable and may only be exercised by the participant.
      On the last day of the purchase period, each participant purchases a number of shares determined by dividing the amount of his or her payroll deductions accumulated during the purchase period by the purchase price, limited in any case by the number of shares subject to the participant’s purchase right for that offering.
      The price at which shares are sold under the Purchase Plan is equal to 85% of the lesser of the fair market value per share of our common stock on (i) the offering date or (ii) the purchase date. The fair market value of our common stock on any relevant date generally will be the closing price per share as reported on the New York Stock Exchange. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase an additional whole share, in which case the remaining amount may be applied to the next purchase period.
      Change in Control. In the event of a “change in control,” as defined in the Purchase Plan, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may assume our rights and obligations under the Purchase Plan. However, if the acquiror elects not to assume such rights and obligations, the purchase date of the then current purchase period will be accelerated to a date before the change in control specified by the board. Any purchase rights that are not assumed or exercised prior to the change in control will terminate.
      Termination or Amendment. The Purchase Plan will continue until terminated by the board or until all of the shares reserved for issuance under the plan have been issued. The board may at any time amend or terminate the Purchase Plan, except that the approval of our stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the board as corporations whose employees may participate in the Purchase Plan.
      New Plan Benefits. Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees. Non-employee directors are not eligible to participate in the Purchase Plan.

      The following table summarizes the number of shares that were purchased by each of the executive officers listed in the Summary Compensation Table, as well as the groups indicated below, under the Purchase Plan during the fiscal year ended December 31, 2004:

Number of
Shares Purchased

George Samenuk	0
Gene Hodges	0
Stephen Richards	0
Kevin Weiss	0
Kent Roberts	0
Raymond Smets	0
Executive Officers as a Group	0
Non-Employee Directors as a Group	0
Non-Executive Officer Employees as a Group	774,535
Summary of United Stated Federal Income Tax Consequences
      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
      Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the offering date or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.
      If the participant disposes of shares at least two years after the offering date and at least one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) an amount equal to 15% of the fair market value of the shares on the offering date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.
      A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Currently, long-term capital gains are generally subject to a maximum tax rate of 20%.
      If the participant disposes of the shares in a disqualifying disposition, we should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, we are not allowed a tax deduction.

This Proxy, when properly executed, will be voted as directed by the undersigned. If no direction is indicated, this Proxy will be voted in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR proposals, 1, 2, 3 and 4.
Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHELD
FOR ALL
1.	To elect two directors for three-year terms;	☐	☐
01 Mr. Robert Bucknam
02 Ms. Liane Wilson

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	To amend our 1997 Stock Incentive Plan;	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To amend our 2002 Employee Stock Purchase Plan;	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2005; and	☐	☐	☐

5.	To transact any other business as may properly come before the meeting.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/mfe		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy.		Use any touch-tone telephone to		your proxy card and
Have your proxy card in hand	OR	vote your proxy. Have your proxy	OR	return it in the
when you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

McAfee, Inc.
3965 FREEDOM CIRCLE
SANTA CLARA, CALIFORNIA 95054
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2005

      The undersigned hereby appoints George Samenuk and Kent H. Roberts, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of McAfee, Inc. Common Stock which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of McAfee, Inc. to be held on Wednesday, May 25, 2005, at 10:00 a.m. Eastern Daylight Time at the Millennium Hotel Broadway, 145 West 44th Street, New York, New York 10036. In their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company or at any adjournment or postponement thereof.

      Only stockholders owning our shares at the close of business on April 1, 2005 are entitled to attend and vote at the meeting. For ten days prior to the meeting, a complete list of these stockholders will be available during ordinary business hours at our principal office.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your McAfee, Inc. account online.

Access your McAfee, Inc. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for McAfee, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC